Exhibit 99.1

Clearwater Paper Corporation

601 W. Riverside Avenue

Suite 1100

Spokane, Washington 99201

News Release

CLEARWATER PAPER ANNOUNCES PROPOSED

OFFERING OF SENIOR NOTES

Spokane, Wash.– July 24, 2014–Clearwater Paper Corporation (NYSE: CLW) today announced a proposed offering of $300 million aggregate principal amount of senior notes due 2025.

Clearwater Paper intends to use the net proceeds along with Company funds and funds drawn from its revolving credit facility to redeem all of its outstanding 7.125% Senior Notes due 2018.

As the offering is a private placement, the notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes to be offered will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, hard roll tissue, machine glazed tissue, bleached paperboard and pulp at 13 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass-merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including, but not limited to, statements regarding the proposed offering of the notes and the anticipated use of proceeds therefrom. These forward-looking statements are based on current expectations, estimates and assumptions that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the impact of conditions in the credit markets generally and, in particular, for companies in the markets in which the company operates; changes and uncertainty in the United States and international economies in which the company operates; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Contact: Investors

Clearwater Paper Corporation

Robin Yim, Vice President, Investor Relations

Phone: 509-344-5906

robin.yim@clearwaterpaper.com

Contact: News media

Clearwater Paper Corporation

Matt Van Vleet, Vice President, Public Affairs

Phone: 509-344-5912

Matt.VanVleet@clearwaterpaper.com

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